EXHIBIT 11



                      MS FINANCIAL, INC.
              COMPUTATION OF PER SHARE INCOME (LOSS)
              (in thousands, except per share data)


                              Three Months Ended    Six Months Ended
                              June 30,   June 30,   June 30,  June 30,
                               1995        1996       1995     1996


Weighted average shares:
Common stock outstanding      8,800       10,426      8,800    10,439

 Option shares outstanding      665          700        665       0(1)

 Shares assumed repurchased
  using treasury stock
  method                      (133)        (270)       (133)      0(1)

Weighted average shares
 outstanding                  9,332       10,856      9,332    10,439


Net income (loss)              $781         $142      $1,377    ($219)


Computation of net income
 (loss) per share:


  Net income (loss) divided
   by weighted average
   shares outstanding         $0.08        $0.01       $0.15   ($0.02)


(1) Excludes option shares as their inclusion would be antidilutive.